Exhibit 10.31

THE INTERACTIVE DATA

CORPORATION SEVERANCE PLAN

FOR U.S. EMPLOYEES

(As Amended and Restated as of May 3, 2010 and

including Amendments through July 27, 2010)

Interactive Data Corporation

Bedford, MA 01730

i

Article 10.	Miscellaneous	11
10.01.	ERISA Plan	11
10.02.	Limitation of Rights	11
10.03.	Veterans’ Reemployment Rights	12
10.04.	Facility of Payment	12
10.05.	Directions, Notices and Disclosure	12
10.06.	No Implied Employment Contract	12
10.07.	Benefits Not Assignable	12
10.08.	Section 409A of the Code	13
10.09.	Governing Law	13
ADMINISTRATIVE AND ERISA INFORMATION		14

ii

PREAMBLE

The purpose of this Interactive Data Corporation Severance Plan for U.S. Employees (the “Plan”) is to provide certain benefits in the event of the termination of employment of Eligible Employees (as defined below) of Interactive Data Corporation (the “Company”). The Company believes that whenever possible Eligible Employees should have temporary income to help minimize the financial stress associated with job loss. Therefore, the Plan provides severance pay to Eligible Employees to help them bridge the time until they secure new employment. The Plan is for the exclusive benefit of Eligible Employees.

The effective date of this amendment and restatement of the Plan is May 3, 2010.

Article 1. Definitions

1.01. Definitions. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

(a) “Administrator” means the person who holds the position of Vice President of Human Resources of the Company or his or her designee.

(b) “Base Salary” means an Eligible Employee’s annual base salary (or hourly wages on an annualized basis based on a normal basic work schedule) as in effect immediately prior to the Severance Date, or if the Severance Date occurs during the Change of Control Period, it shall be the greater of the Eligible Employee’s annual base salary (or hourly wages on an annualized basis based on a normal basic work schedule) as in effect immediately prior to either the occurrence of the Change of Control or such Eligible Employee’s Severance Date.

(c) “Beneficiary” means the person or persons designated by an Eligible Employee, or who are identified by the Plan if the Eligible Employee fails to designate or improperly designates such person or persons, who will receive the Eligible Employee’s benefits in the event of the Eligible Employee’s death.

(d) “Board” means the board of directors of the Company.

(e) “Cause” means an Employee’s (i) material breach of any term of any agreement with the Company or its subsidiaries, including, without limitation, any violation of confidentiality and/or non-competition agreements, (ii) material breach of any term of any written policy Company or its subsidiaries, including, without limitation, the Company’s Code of Business Conduct and Ethics, and the Company’s Pricing and Reference Data subsidiary Code of Conduct, (iii) any violation conviction for any act of fraud, theft, criminal dishonesty or any felony, (iv) engagement in illegal conduct, gross misconduct, or act involving moral turpitude which is materially and demonstrably injurious to the Company or its subsidiaries; or (v) willful failure (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within 30 days of written notice to the Employee from the Company, to perform his or her reasonably assigned material responsibilities to the Company or its subsidiaries. For purposes of subsection (v), no act or failure to act by the Employee shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Employee’s action or omission was in the best interests of the Company or its subsidiaries.

(f) “Change of Control” means the occurrence of any of the following:

(i) the acquisition by any individual, entity or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor provisions thereto) of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; provided however, that for purposes of this subsection (i), the following acquisitions shall be disregarded: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (B) any acquisition by a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (C) any acquisition by Pearson plc or any of its subsidiaries (“Pearson”);

(ii) the consummation of a merger, consolidation, or reorganization of the Company with or involving any other entity or the sale or other disposition of all or substantially all of the Company’s assets (any of these events being a “Business Combination”), unless, immediately following such Business Combination, at least one of the following conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, at least 50% of the combined voting power of the voting securities of the resulting or acquiring entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such Business Combination owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring entity is referred to herein as the “Surviving Entity”) in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such Business Combination, or (B) Pearson beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities of the Surviving Entity; or

(iii) the stockholders of the Company approve a plan of complete liquidation of the Company.

(g) “Change of Control Period” means the 12 month period beginning on the date of a Change of Control.

(h) “Change of Control Termination” has the meaning set forth in Article 3.03.

(i) “Claimant” has the meaning set forth in Article 9.01.

(j) “Claims Reviewer” means the person who holds the position of Chief Executive Officer of the Company or his or her designee.

(k) “Code” means the Internal Revenue Code of 1986, as from time to time amended, and the applicable rules and regulations thereunder.

(l) “Code Section 162(m) Covered Employee” means, for any year, those employees who are “covered employees” under Section 162(m)(3) of the Code for such year.

(m) “Company” means Interactive Data Corporation and any successor thereto.

(n) “Effective Date” means May 3, 2010.

(o) “Eligible Employee” means any Employee of the Company or any of its subsidiaries immediately prior to the Severance Date who is (i) a United States regular full-time or part-time Employee or (ii) a United States Employee who is on a Company authorized absence. The previous sentence notwithstanding, Eligible Employee shall not include: (i) (A) any individual who is party to a contract or other agreement with the Company or any of its subsidiaries that sets forth his status as an independent contractor unless such contract or agreement explicitly states such individual is eligible for severance benefits under the Plan, (B) any Employee who is a party to a contract or other agreement with the Company or any of its subsidiaries that provides for severance benefits from the Company or any of its subsidiaries or (C) any individual who is not otherwise classified by the Company or any of its subsidiaries as an Employee, even if such individual is later adjudicated to be a common law employee; and (ii) any Employee of the Company or any of its subsidiaries included in a unit of Employees covered by a collective bargaining agreement unless such collective bargaining agreement provides that such Employees shall be eligible to participate in the Plan.

(p) “Employee” means any person who is a common law employee of the Company or any of its subsidiaries.

(q) “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended, and the applicable rules and regulations thereunder.

(r) “Hour of Service” means: (i) each hour for which an Employee is directly or indirectly paid, or entitled to payment, for the performance of duties for the Company or any of its subsidiaries and (ii) each hour for which an Employee is directly or indirectly paid, or entitled to payment, by the Company or any of its subsidiaries on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity, disability, layoff, jury duty, military duty, or leave of absence; provided that such payment was not for the purpose of reimbursing the Employee for medically related expenses, or was made or due under a plan maintained solely for the purpose of complying with applicable worker’s compensation, unemployment compensation or disability insurance law. Notwithstanding the foregoing to the contrary, an Hour of Service shall not include any hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to be paid by the Company or any of its subsidiaries.

(s) “Paid Time Off” has the meaning set forth in Article 4.03.

(t) “Plan” means The Interactive Data Corporation Severance Plan for U.S. Employees, as set forth in this document and all subsequent amendments thereto.

(u) “Plan Year” means the 12-consecutive-month period ending on December 31st of each year.

(v) “Prorated Performance Bonus” has the meaning set forth in Article 3.03.

(w) “Prorated Target Bonus” has the meaning set forth in Article 3.03.

(x) “Reemployment Commencement Date” means the date on which an Employee who terminates employment with the Company or any of its subsidiaries first performs an Hour of Service following such termination of employment.

(y) “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and shall be determined under the default provisions included in the regulations issued under Section 409A of the Code.

(z) “Service” means employment by the Company or any of its subsidiaries. At the Company’s discretion, Service may be deemed to include employment with any predecessor employer that was acquired by or merged into the Company.

(aa) “Severance Date” means the date on which an Employee’s employment with the Company or any of its subsidiaries is terminated.

(bb) “Severance Period” means a period of weeks or months beginning immediately following an Eligible Employee’s Severance Date and with a duration equal to the number of weeks and months used to calculate the Eligible Employee’s Severance Pay.

(cc) “Severance Pay” has the meaning set forth in Article 3.01.

(dd) “Target Bonus Amount” means an amount equal to the product of an Eligible Employee’s Target Bonus Percentage and his Base Salary, provided that if an Eligible Employee instead is entitled to receive a specified amount that is payable if the Company and the Eligible Employee achieved the targeted level of performance, then the Target Bonus Amount shall such specified amount.

(ee) “Target Bonus Percentage” means the percentage, if any, of an Eligible Employee’s Base Salary that would be payable under any annual bonus plan of the Company if the Company and the Eligible Employee achieved the targeted level of performance, as in effect immediately prior to either the occurrence of a Change of Control or such Eligible Employee’s Severance Date, whichever is greater.

(ff) “Waiver and Release” has the meaning set forth in Article 5.06.

(gg) A “Week of Salary” shall be equal to the quotient obtained by dividing Base Salary by 52.

(hh) “Year of Service” means each completed twelve-month period of continuous unbroken Service ending on an Eligible Employee’s Severance Date; provided, however, that if an Eligible Employee incurs a Reemployment Commencement Date, credit shall be given such Eligible Employee for Service earned prior to his termination of employment.

1.02. Rules of Construction. The use of the masculine gender herein shall be deemed to encompass the feminine and the use of the singular form of a word shall be deemed to encompass the plural form, unless the context requires otherwise. Unless otherwise noted, references to articles refer to articles of the Plan.

Article 2. Eligibility

2.01. In General. An Employee is eligible to participate in the Plan if, immediately before his Severance Date, such Employee is an Eligible Employee.

2.02. Qualification for Severance Benefits. An Eligible Employee qualifies for severance benefits under the Plan if the Eligible Employee’s employment is involuntarily and permanently terminated by the Company or its subsidiaries. An Eligible Employee who is on a Company-authorized leave of absence on the date the Eligible Employee’s employment is terminated shall be eligible for severance benefits as of the date such leave of absence ends. An Eligible Employee whose position is relocated beyond reasonable commuting distance may be eligible for severance, provided that the Eligible Employee remains employed until the position at the current location is eliminated. If any amounts or benefits due under this Plan constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts or benefits shall not occur until the Eligible Employee incurs a Separation from Service.

2.03. Disqualification for Severance. An Eligible Employee is not entitled to receive severance benefits under the Plan if the Company determines, in its sole discretion, any of the following conditions apply:

(a) The Company terminates the employment of the Eligible Employee for poor job performance, provided that this Article 2.03(a) shall not apply with respect to a termination that occurs during the Change of Control Period;

(b) The Company terminates the employment of the Eligible Employee for Cause;

(c) The employment of an Eligible Employee is terminated due to the Eligible Employee’s retirement, resignation (except in connection with a relocation as described in Article 2.02), death or disability; or

(d) In the event of a sale of substantially all of the assets of the Company or a sale of a business unit, division, operation, department or subsidiary of the Company, the Eligible Employee is offered employment with the acquirer (other than employment in connection with a relocation as described in Article 2.02); provided however, that for purposes of determining the Eligible Employee’s entitlement to severance under the Plan, employment by, or termination of employment with, the acquirer or its affiliates during the Change of Control Period shall be treated as employment by, and termination of employment with, the Company (and accordingly, a termination of the Eligible Employee’s employment by the acquirer or its affiliates during the Change of Control Period would entitle the Eligible Employee to severance under the Plan if the Eligible Employee otherwise qualifies under this Article 2).

Article 3. Amount of Severance

3.01. Severance Pay Formula. Subject to Article 3.02, if an Eligible Employee qualifies for severance under Article 2, such Eligible Employee shall be entitled to receive a severance payment in an amount equal to two Weeks of Salary for each Year of Service, prorated for any partial Year of Service at the rate of 0.0833 of a Year of Service per each completed month of Service during the applicable Plan Year, payable in accordance with Article 5 (“Severance Pay”). To be eligible for credit for the final month of Service, the Eligible Employee must be at work on the last business day of such month.

3.02. Minimum and Maximum Severance Pay. The minimum amount of Severance Pay an Eligible Employee who earns less than $100,000 in Base Salary is entitled to receive is thirteen (13) Weeks of Salary. The minimum amount of Severance Pay an Eligible Employee who earns $100,000 or more in Base Salary is entitled to receive is eighteen (18) Weeks of Salary plus an additional Week of Salary for each additional $5,000 in Base Salary above $100,000, up to twenty-eight (28) Weeks of Salary, except that the Chief Executive Officer of the Company may in his discretion provide more than twenty-eight (28) Weeks of Salary as the minimum to any Eligible Employee that earns $150,000 or more in Base Salary. The maximum amount of Severance Pay an Eligible Employee is entitled to receive is fifty-two (52) Weeks of Salary.

3.03. Prorated Bonus. In addition to Severance Pay, if an Eligible Employee is eligible to receive severance benefits under Article 2.02 on account of a termination of employment that occurs both during the Change of Control Period and during the last six months of the Plan Year (a “Change of Control Termination”), the Eligible Employee will also be eligible to receive a prorated annual bonus equal to the product of (a) the Target Bonus Amount, and (b) a fraction, the numerator of which is the number of days the Eligible Employee was employed by the Company during the Plan Year and the denominator of which is 365 (the “Prorated Target Bonus”). Notwithstanding the foregoing, with respect to any Code Section 162(m) Covered Employee, in the event that the Change of Control Termination occurs in the year following the year of the Change of Control, the Code Section 162(m) Covered Employee will instead be eligible to receive a prorated annual bonus equal to the product of (a) the performance bonus to which the Eligible Employee would have been entitled to had he remained employed by the Company until the date on which the bonus is normally paid multiplied by (b) a fraction, the numerator of which is the number of days the Eligible Employee was employed by the Company during the Plan Year and the denominator of which is 365 (the “Prorated Performance Bonus”).

Article 4. Other Benefits

4.01. Benefit Continuation. The Company shall provide an Eligible Employee who is eligible for Severance Pay under Article 3.01 with continuation of the medical and dental benefits for the Severance Period at the then prevailing employee contribution rate and at the same coverage level, as in effect as of the Severance Date; provided, however, that any medical or dental benefit otherwise receivable by an Eligible Employee hereunder shall be reduced to the extent that the Eligible Employee becomes covered under a group health or dental care plan providing comparable benefits. All employee payments for such benefits during the Severance Period shall be in post-tax dollars. It will be the responsibility of the Eligible Employee to submit all employee payments for benefits directly the Company on a monthly basis (in advance) for as long as the Eligible Employee is participating in the benefit plans or through the end of their Severance Period, whichever is shorter. In the event such payments are not timely submitted to the Company, the Company reserves the right to terminate any associated benefits. After the end of the Severance Period, an Eligible Employee may elect to extend such participation in the Company’s group health and/or dental care plans at his or her own cost to the extent permitted under the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as from time to time amended (“COBRA”) and Section 4980B of Code; provided that the COBRA eligibility period with respect to an Eligible Employee shall run concurrently with the Severance Period. In no event shall an Eligible Employee receive reimbursement for medical or dental expenses incurred after the end of the period during which he was entitled to COBRA continuation coverage if he had elected such coverage and paid the applicable premiums. The availability and terms governing all other benefits during or after the Severance Period will be determined pursuant to the terms of the applicable benefit plans and policies, as may be in effect on the Severance Date.

4.02. Outplacement. In addition to the severance payments and benefits an Eligible Employee may be entitled to under the Plan, the Company may, at its sole discretion, provide the Eligible Employee with outplacement services on such terms and conditions as may be determined by the Company from time to time. Such outplacement services must be commenced no later than the last day of the fourth month following the Eligible Employee’s Severance Date and completed no later than the first anniversary of the Eligible Employee’s Severance Date.

4.03. Paid Time Off. Employees, whether or not Eligible Employees, will receive a payment within 30 days of the Employee’s Severance Date for any accrued and unused paid time off (“Paid Time Off”) in accordance with the Company’s Paid Time Off policy in effect on the Severance Date. Any used Paid Time Off that had not accrued as of the Severance Date shall result in a deduction in an amount equal to such overuse from the employee’s final paycheck. Paid Time Off accruals will cease as of the Employee’s Severance Date.

4.04. Equity Awards. Any equity based compensation held by an employee at the time of his or her termination of employment will be governed in accordance with the applicable equity plan rules and terms of the applicable grant or award certificates.

Article 5. Payments

5.01. In General. Assuming all applicable conditions are met under the Plan (including, but not limited to, the execution of a Waiver and Release as defined in Article 5.06), the Severance Pay and the Prorated Target Bonus shall be paid in a lump sum as soon as practicable after the date the Waiver and Release becomes irrevocable, and the Prorated Performance Bonus, if applicable, shall be paid on the later of the date the Severance Pay is paid, or the date on which the Company otherwise pays bonuses in respect of the applicable fiscal year to its active employees. Notwithstanding the foregoing, assuming all applicable conditions are met under the Plan (including, but not limited to, the execution of a Waiver and Release as defined in Article 5.06), the Severance Pay and the Prorated Target Bonus, and, if applicable, the Prorated Performance Bonus, shall be paid no later than March 15 of the year following the year in which the Severance Date occurs.

5.02. Effect of Rehire. If an Eligible Employee incurs a Reemployment Commencement Date during the Severance Period, such Eligible Employee will be required to repay to the Company an amount equal to the excess of (i) Severance Pay over (ii) the amount of Severance Pay corresponding to the number of weeks that he was not employed by the Company.

5.03. Adjustment of Severance. To the extent that a federal, state or local law may require the Company to make a payment to an Eligible Employee or require a payment in lieu of notice (including, but not limited to, a payment under the Worker Adjustment and Retraining Notification Act or any similar state law) because of that Eligible Employee’s termination of employment, any severance payable under the Plan shall be reduced by the amount of the statutorily required payment.

5.04. Death of Eligible Employee. If an otherwise Eligible Employee dies after his Severance Date before or while receiving severance benefits under the Plan, the Eligible Employee’s Beneficiary shall receive a distribution of the Eligible Employee’s severance benefit beginning as soon as reasonably practicable. If the applicable Eligible Employee has not designated a Beneficiary, payment of the Eligible Employee’s benefit shall be the Eligible Employee’s estate.

5.05. Whereabouts of Eligible Employees and Beneficiaries. Each Eligible Employee shall at all times be responsible for informing the Administrator of the whereabouts of the Eligible Employee and his or her Beneficiary. The Administrator shall be entitled to rely on the latest written statement received from the Eligible Employee as to such addresses. If the Administrator is unable after reasonable efforts to locate an Eligible Employee or Beneficiary who is entitled to a benefit under the Plan, the benefit otherwise payable to such Eligible Employee or Beneficiary shall be forfeited.

5.06. Waiver and Release. As a condition to receiving the Severance Pay, the Prorated Target Bonus or Prorated Performance Bonus or any other benefits pursuant to the Plan (other than pursuant to Article 4.03), an Eligible Employee must timely execute a waiver and release of claims in the form approved by the Administrator from time to time (a “Waiver and Release”). If the Waiver and Release is not executed by the Eligible Employee within the time period prescribed in the form of Waiver and Release (which shall in no event extend beyond the 60th day following the Severance Date), or is executed but is revoked by the Eligible Employee within the time period set forth in the Waiver and Release (which shall in no event extend beyond the 10th day following the Eligible Employee’s execution of the Waiver and Release), the Eligible Employee will not be entitled to any severance payment or benefits under the Plan.

Article 6. Funding

The Plan is intended to constitute an “unfunded” compensation arrangement. With respect to any severance or other benefits made available under the Plan not yet paid or made available to an Eligible Employee, nothing contained herein shall give any such Eligible Employee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Board of Directors of the Company may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver payments in lieu of or with respect to amounts payable hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

Article 7. Amendments and Termination

7.01. Amendment and Termination. The Company shall have the right, in the Company’s discretion, to adopt, amend or terminate the Plan at any time with or without notice to, or the consent of, any Eligible Employee, including the authority to amend the Plan without the consent of an Eligible Employee to the extent the Company deems necessary or desirable to ensure that any benefits hereunder are not subject to interest and penalties under Section 409A of the Code or any similar law or regulation. The Plan shall terminate on such date as the Company so determines. No amendment of the Plan shall be effective unless approved by the Company. Notwithstanding the foregoing, on and following the date of a Change of Control, the Plan shall not be terminated or amended in any manner that would be reasonably likely to have an adverse impact on any Eligible Employee whose employment terminates during the Change of Control Period.

7.02. Distribution upon Termination of the Plan. Upon termination of the Plan, no further rights to severance shall accrue with respect to any Eligible Employee. An Eligible Employee who has incurred a Severance Date prior to the date of termination of the Plan shall be paid the Eligible Employee’s severance in accordance with Articles 3 and 5.

Article 8. Plan Administration

8.01. Plan Interpretation. The Plan shall be interpreted, administered and operated by the Administrator, who shall have complete authority, in the Administrator’s sole discretion subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind Company policies, rules and regulations relating to the Plan, to make all other legal and factual determinations necessary or advisable for the administration of the Plan. The Administrator may delegate any of the Administrator’s duties hereunder to such person or persons from time to time as the Administrator may designate. All questions of any nature whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Administrator in an equitable and fair manner in accordance with the procedure for claims and appeals described in Article 9. Any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Company, each of the Eligible Employees and all other parties in interest.

8.02. Delegation. The Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other third party personnel as the Administrator reasonably deems necessary or advisable to assist the Administrator in the performance of the Administrator’s duties under the Plan. The functions of any such persons engaged by the Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

Article 9. Benefit Claims and Appeals

9.01. Claims. If an Eligible Employee, the Eligible Employee’s Beneficiary or authorized representative (collectively, the “Claimant”) disputes the amount of, or any entitlement to, any benefits payable hereunder or the method of payment, the Claimant may file a claim in writing with the Administrator for the benefits to which the Claimant believes the Claimant is entitled, setting forth the reason for the claim. The Administrator shall consider and make a decision with respect to the claim within 90 days of receipt of such claim, unless special circumstances require an extension of time up to an additional 90 days. In such case, the Administrator shall notify the Claimant in writing prior to expiration of the original 90-day period of the special circumstances and the need for an extension.

The Administrator shall inform the Claimant in writing or electronically of the Administrator’s decision with respect to the claim. Upon denial of a claim for benefits, the Administrator shall give to the Claimant (i) a written or electronic notice setting forth the specific reason or reasons for the denial of the claim, including references to the applicable provisions of the Plan, (ii) if appropriate, a description of any additional material or information necessary to perfect such claim along with an explanation of why such material or information is necessary, and (iii) information as to the procedure to be followed for review of the claim by the Claims Reviewer, including the time limits, and the Claimant’s right to commence a civil action under ERISA.

9.02. Review of Claims. Any Claimant whose claim is denied by the Administrator may request that the Claims Reviewer review the Administrator’s decision by filing a written request with the Claims Reviewer for such review within 60 days after the claim is denied. The written request must set forth (i) all of the grounds upon which the request for review is based and any facts in support thereof and (ii) any issues or comments that the Claimant deems pertinent to the appeal. The review of the denial will not afford deference to the initial denial and will take into account all comments, documents, records and other information submitted by the Claimant, without regard to whether such information was previously submitted or relied upon in the initial determination. In connection with that review, the Claimant will be provided, on request, and without charge, reasonable access to, and copies of, all documents, records and information relevant to the claim.

The Claims Reviewer will review all submitted appeals and act upon each one within 60 days after receipt of the request for review, unless special circumstances require an extension of time up to an additional 60 days. In such case, the Administrator will notify the Claimant in writing or electronically prior to expiration of the original 60-day period of the special circumstances and the need for an extension. The Claims Reviewer will make a full and fair review of each such application and any written materials submitted by the Claimant in connection therewith and may require the Claimant to submit such additional facts, documents or other evidence as the Claims Reviewer, in the Claims Reviewer’s sole discretion, deems necessary or advisable in making such a review. The Claims Reviewer is empowered, on behalf of the Plan, to engage any third party resource the Claims Reviewer reasonably deems necessary or advisable to assist the Claims reviewer in the performance of the Claims Reviewer’s duties under the Plan. The functions of any such persons engaged by the Claim’s reviewer shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

On the basis of such review, the Claims Reviewer will make an independent determination of the Claimant’s eligibility for severance. The decision of the Claims Reviewer will be provided to the Claimant in writing or electronically and will include the reasons for an adverse determination, specific references to Plan provisions on which the decision is based, a statement that the Claimant is entitled to receive, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and a statement of the Claimant’s right to bring an action under ERISA.

The Claims Reviewer’s decision on claims shall be final, binding and conclusive on all interested persons, provided that a Claimant may have additional remedies under the law. Under the terms of the Plan, a Claimant may not initiate a legal or equitable action for benefits that he or she may be entitled under the Plan unless the Claimant seeks review of the Claimant’s claim as described above and receives written notification that the claim upon review has been denied. If a Claimant seeks judicial review of any adverse benefit determination, the Claimant must file a civil action within one year of the date all administrative remedies are exhausted or be forever barred from commencing such action.

Article 10. Miscellaneous

10.01. ERISA Plan. It is the intent of the Company that the Plan constitutes an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, and complies with the applicable requirements of ERISA.

10.02. Limitation of Rights. Neither the establishment of the Plan, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving to any Eligible Employee or other person any legal or equitable right against the Company or Administrator, except as provided herein; and in no event shall the terms of employment or service of any Eligible Employee be modified or in any way affected hereby. It is a condition of the Plan, and each Eligible Employee expressly agrees by the Eligible Employee’s participation herein, that severance benefits provided by the Plan are not insured or guaranteed under Title IV of ERISA because the insurance provisions under ERISA are not applicable to this particular Plan. Eligible Employees will only be entitled to the severance benefits based upon the provisions of the Plan. If any provision of the Plan contravenes any regulations or guidance promulgated under Section 409A of the Code or could cause any payment to be subject to taxes, interest or penalties under Section 409A of the Code, the Company may, in its sole discretion, modify the Plan to (a) comply with, or avoid being subject to, Section 409A of the Code, (b) avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and/or (c) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code. The Company is not obligated to modify the Plan. Neither the Company, the Administrator nor the Claims Reviewer makes any representation, warranty or guarantee that any payments made under the Plan will be exempt from interest and penalties under Section 409A of the Code.

10.03. Veterans’ Reemployment Rights. Notwithstanding any other provision of the Plan to the contrary, benefits and service credit with respect to qualified military service shall be provided in accordance with Section 414(u) of the Code.

10.04. Facility of Payment. In the event the Administrator determines, on the basis of medical reports or other evidence satisfactory to the Administrator, that the recipient of any benefit payments under the Plan is incapable of handling the recipients affairs by reason of illness, infirmity or other incapacity, the Administrator may disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under state law for the care and control of such recipient. The receipt by such person or institution of any such payments shall be complete acquittance therefore, and any such payment to the extent thereof, shall discharge the liability of the Company for the payment of severance benefits hereunder to such recipient.

10.05. Directions, Notices and Disclosure. Any notice or other communication in connection with this Plan shall be deemed delivered in writing if addressed as provided below and if either actually delivered at said address or, in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mails, first-class postage prepaid and registered or certified (i) if to the Company or Administrator, to it at the address set forth herein, (ii) if to the Eligible Employee, at his or her last known address based on the records of the Company, or (iii) in each case, at such other address as the addressee shall have specified by written notice delivered in accordance with the foregoing to the addressor’s then effective notice address. Any direction, notice or other communication provided to the Company or the Administrator by another party which is stipulated to be in written form under the provisions of the Plan may also be provided in any medium which is permitted under applicable law or regulation. Any written communication or disclosure to Eligible Employees required under the provisions of this Plan may be provided in any other medium (electronic, telephone or otherwise) that is permitted under applicable law or regulation.

10.06. No Implied Employment Contract. The Plan shall not be deemed to give any person (whether or not an Eligible Employee) any right to be retained in the employ of the Company and its subsidiaries, nor any right to interfere with the right of the Company and its subsidiaries to discharge any employee (whether or not an Eligible Employee) at any time and for any reason, which right is hereby reserved.

10.07. Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee.

10.08. Section 409A of the Code. Notwithstanding the other provisions hereof, this Plan is intended to comply with the requirements of Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and the regulations thereunder. Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary separation from service of the Participant within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, as short-term deferral amounts to the maximum possible extent.

10.09. Governing Law. The Plan shall be construed, administered and enforced according to ERISA, and to the extent not preempted thereby, the laws of the Commonwealth of Massachusetts (without regard to conflicts or choice of law provisions).

ADMINISTRATIVE AND ERISA INFORMATION

Administrative Facts

The following are administrative facts regarding the Plan and are provided to you in accordance with ERISA.

Name of Plan:	The Interactive Data Corporation Severance Plan for U.S. Employees

Name and Address of Plan Sponsor:	Interactive Data Corporation 32 Crosby Drive Bedford, MA 01730

Employer Identification Number:	13-3668771

Plan Number:	501

Type of Plan:	Employee Welfare Severance Plan

Plan Year:	The Plan Year is the 12-month period ending on the last day of December.

Source of Contributions to the Plan:	Employer payments from corporate assets

Administrator and Business Address:	The Administrator is the Vice President of Human Resources or his or her designee.

Interactive Data Corporation 32 Crosby Drive Bedford, MA 01730 781-687-8500

Claims Reviewer and Business Address:	The Claims reviewer is the Chief Executive Officer or his or her designee.

Interactive Data Corporation 32 Crosby Drive Bedford, MA 01730 781-687-8500

Agent for Service of Legal Process:	Legal process may be served on the Administrator at the above address, with a copy to the General Counsel at the same address.

Effective Date	The Plan was effective as of January 1, 2004 and has been restated in this Plan document as of May 3, 2010.

Notice of Rights Under ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

•

Examine, without charge, at the office of the Administrator, and at other specified locations, such as work sites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•

Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) filed, if applicable, and an updated Summary Plan Description. The Administrator may assess a reasonable charge for copies of these documents.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining benefits to which you are entitled under the Plan, or from exercising your rights under ERISA.

Enforce Your Rights

If your claim for severance is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps that you can take to enforce the above rights. For instance, if you request a copy of the Plan documents or the latest annual report (Form 5500 Series) from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, a court may require the Administrator to provide the requested materials and pay you up to $110 a day until you receive them, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Administrator’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court.

If it should happen that Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide which party will be responsible for paying court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about your Plan, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Additional information may also be obtained from its Web Site at http://www.dol.gov/ebsa. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.